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                                                                       EXHIBIT E
                                                                       ---------



                            STOCK PURCHASE AGREEMENT
                            ------------------------

          THIS STOCK PURCHASE AGREEMENT, dated as of December 29, 2000 (this "Agreement"), is made by and between KENETECH Corporation, a Delaware corporation (the "Company"), KC Merger Corp., a Delaware corporation ("Purchaser") and, for purposes of Section 5J of this Agreement, KC Holding Corporation, a Delaware corporation ("Parent"). Except as otherwise indicated, capitalized terms used herein are defined in Section 4 hereof.

          WHEREAS, the Company, Purchaser and Parent are parties to an Agreement and Plan of Merger, dated as of October 25, 2000, and as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of December 19, 2000 (the "Merger Agreement"), pursuant to which, among other things, Purchaser acquired 16,021,160 shares of the common stock, par value $.0001 per share, of the Company, together with associated rights attached thereto issued pursuant to the Rights Agreement (collectively, the "Shares"), at a purchase price of $1.04 per Share through a tender offer (the "Offer");

          WHEREAS, pursuant to the terms and conditions of the Subscription and Contribution Agreement, dated as of October 24, 2000, among Parent, Mr. Mark D. Lerdal and ValueAct Capital Partners, L.P., Parent acquired, and subsequently contributed to Purchaser in the form of a capital contribution, an aggregate of 11,365,458 Shares;

          WHEREAS, as a result of the foregoing transactions, Purchaser currently owns 27,337,116 Shares (excluding for purposes of this Agreement 49,502 Shares tendered in the Offer pursuant to notices of guaranteed delivery), which represents approximately 85.5% of the outstanding Shares;

          WHEREAS, the Merger Agreement provides that, following the purchase of the Shares, upon the terms and subject to the condition set forth therein, Purchaser will be merged with and into the Company (the "Merger"), whereby each issued and outstanding Share not owned directly or indirectly by the Company or Parent will be converted into the right to receive the price per Share paid in the Offer;

          WHEREAS, the Company and Purchaser each desire to effect the Merger without a meeting of the stockholders of the Company in accordance with Section 253 of the Delaware General Corporation Law (the "DGCL"), which requires that Purchaser own at least 90% of the outstanding Shares; and

          WHEREAS, the Company desires to sell, and Purchaser desires to purchase, that number of Shares that, when added to the number of Shares currently owned by Purchaser, will result in Purchaser owning at least 90% of the outstanding Shares.

          NOW, THEREFORE, in consideration of the premises, representations, warranties and agreements herein contained, the parties agree as follows:

Section 1.  Purchase and Sale of Additional Shares.

          1A. Purchase and Sale. The Company will sell to Purchaser, and, subject to the terms and conditions set forth herein, Purchaser will purchase from the Company, an aggregate of 14,360,316 Shares (the "Additional Shares"), for a purchase price of $1.04 per Share.

          1B. The Closing. The closing of the sale and purchase of the Additional Shares (the "Closing") will take place at 9:30 a.m., Eastern Time on December 29, 2000, at a place mutually agreeable to the Company and the Purchaser. At or prior to the Closing, the Company will deliver, or cause to be delivered, to Purchaser certificates evidencing the number of Additional Shares to be purchased by Purchaser, registered in such name as Purchaser shall designate, against payment of the purchase price therefor by wire transfer of immediately available funds to a bank account designated by the Company.

Section 2. Representations and Warranties of the Company. The Company hereby represents and warrants to Purchaser that:


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          2A.  Organization, etc.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power and authority to carry on its business as now conducted and presently proposed to be conducted and to carry out the transactions contemplated by this Agreement.

          2B.  Capital Structure.

          (i) As of the date hereof, the authorized capital stock of the Company consists of 110,000,000 Shares, par value $.0001 per share, and 10,000,000 shares of Preferred Stock, par value of $.01 per share, of which 84,000 shares have been designated Series A Junior Participating Preferred Stock.

          (ii) At the close of business on December 27, 2000:

               (1) 31,970,164 Shares were issued and outstanding, all of which were validly issued, fully paid and nonassessable and free of preemptive rights;

               (2) no Shares were held in the treasury of the Company or by Subsidiaries of the Company;

               (3) 845,600 Shares were subject to issuance upon the exercise of outstanding stock options previously issued under the Company's 1984 Stock Option Plan and its 1993 Stock Option Plan, as amended; and

               (4) 500,000 Shares were reserved for issuance upon the exercise of outstanding warrants.

          (iii) The Additional Shares have been duly authorized and, upon completion of the sale contemplated hereby, will be validly issued, fully paid and non-assessable.

          2C. Authorization; No Breach. The execution, delivery and performance of this Agreement has been duly authorized by the Company. This Agreement constitutes a valid and binding obligation of the Company, enforceable in accordance with its terms, subject to the availability of equitable remedies and to the laws of bankruptcy and other similar laws affecting creditors' rights generally. The execution, delivery and performance by the Company of this Agreement does not and will not (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any lien, security interest, charge or encumbrance upon the Company's capital stock or assets pursuant to, (iv) give any third party the right to accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative or governmental body (other than in connection with the Securities Act, the Securities Exchange Act and certain state securities laws) pursuant to, the certificate of incorporation or the bylaws, or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Company is subject or any agreement or instrument to which the Company is a party.

Section 3.  Purchaser's Representations and Warranties.

          3A. Purchaser's Investment Representations. Purchaser hereby represents and warrants to the Company that it is acquiring the Additional Shares for its own account with the present intention of holding such securities for investment purposes and that it has no intention of selling such securities in a public distribution in violation of the federal securities laws or any applicable state securities laws.

          3B. Other Representations and Warranties of the Purchaser. Purchaser hereby represents and warrants to the Company that:

          (i) it has had an opportunity to ask questions and receive answers concerning the terms and conditions of the Additional Shares purchased hereunder and has had full access to such other information concerning the Company as it may have requested and that in making its decision to purchase the Additional Shares;


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          (ii) it (a) is an "accredited investor" as defined in Rule 501(a)
     under the Securities Act and (b) by reason of its business and financial experience, has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of its prospective investment in the Additional Shares, has the capacity to protect its interests in connection with its purchase of the Additional Shares, is able to bear the economic risk of such investment and, at the present time, is able to afford a complete loss of such investment; and

          (iii) (a) it has the requisite power and authority to purchase the Additional Shares and has authorized the purchase of the Additional Shares and (b) the purchase of the Additional Shares does not violate its charter, by-laws or any law, statute, rule, regulation, instrument, order, judgment or decree to which the Purchaser is subject or any other agreement or instrument to which the Purchaser is a party.

Section 4.  Definitions.

          "Person" means an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

          "Rights Agreement" means the Rights Agreement, dated May 4, 1999 between the Company and ChaseMellon Shareholder Services, LLC, as amended.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar federal law then in force.

          "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended, or any similar federal law then in force.

          "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other legal entity of which Parent or the Company, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

Section 5.  Miscellaneous.

          5A. Remedies. Purchaser will have all of the rights and remedies set forth in this Agreement and the certificate of incorporation and all of the rights and remedies which such holder has under any law. Any Person having any rights under any provision of this Agreement will be entitled to enforce such rights specifically, to recover damages by reason of any breach of any provision of this Agreement, and to exercise all other rights granted by law.

          5B. Amendments and Waivers. Except as otherwise provided herein, no modification, amendment or waiver of any provision hereof shall be effective against the Company or Purchaser unless such modification, amendment or waiver is approved in writing by the Company and Purchaser. The failure of any party to enforce any provision of this Agreement or under any agreement contemplated hereby or under the amended certificate of incorporation or the bylaws shall in no way be construed as a waiver of such provisions and shall not affect the right of such party thereafter to enforce each and every provision of this Agreement, any agreement referred to herein, the certificate of incorporation, or the bylaws in accordance with their terms.

          5C. Survival of Representations and Warranties. All representations and warranties contained herein or made in writing by any party in connection herewith will survive the execution and delivery of this Agreement, regardless of any investigation made by the Company or the Purchaser or on their behalf.

          5D. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto will bind and inure to the benefit of the respective successors and assigns of such parties whether so expressed or not.

          5E. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable under any applicable law or rule in any jurisdiction, such provision will be ineffective only to the extent of such invalidity, illegality or unenforceability in such jurisdiction, without invalidating the remainder of this Agreement in such jurisdiction or any provision hereof in any other jurisdiction.


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          5F.  Counterparts.  This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

          5G. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

          5H. Governing Law. All issues concerning the enforceability, validity and binding effect of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of Delaware.

          5I. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when personally delivered or received by certified mail, return receipt requested, or sent by guaranteed overnight courier service. Notices, demands and communications will be sent to Purchaser at Purchaser's addresses as indicated in the Company's books and records of the Company's transfer agent and registrar and to the Company at the address indicated below:

          Notices to the Company:

          KENETECH Corporation
          500 Sansome Street
          San Francisco, CA  94111
          Attention:  Dianne P. Urhausen
          Fax:  (415) 984-8191

          With a copy to:

          Morrison & Foerster LLP
          425 Market Street
          San Francisco, California  94105-2482
          Attention:  Michael O'Bryan
          Facsimile No.:  415-268-7522

               and

          Potter Anderson & Corroon, LLP
          Hercules Plaza
          P.O. Box 951
          Wilmington, DE  19899
          Attention:  Mark A. Morton
          Facsimile No.:  302-658-1192

or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.

          5J. Required Consents. Parent hereby consents to any and all of the transactions contemplated by this Agreement to the extent such consent is required under Section 5.1 of the Merger Agreement.

                           *     *     *     *     *


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            IN WITNESS WHEREOF, the parties hereto have executed this Stock
Purchase Agreement on the day and year first above written.


                                          KENETECH CORPORATION


                                          By:  /s/ Dianne P. Urhausen
                                               -------------------------
                                         Its:  Vice President and Secretary
                                               ----------------------------


                                          KC MERGER CORP.


                                         By:   /s/ Jeffrey W. Ubben
                                               ---------------------
                                        Its:   Secretary/Treasurer
                                               -------------------


                                         With respect to Section 5J only,

                                         KC HOLDING CORPORATION


                                         By:  /s/ Jeffrey W. Ubben
                                              --------------------
                                        Its:  Secretary/Treasurer
                                              -------------------